Exhibit 10.57
FIRST AMENDMENT
TO THE
PLUMAS BANK
SPLIT DOLLAR AGREEMENT
DATED SEPTEMBER 15, 2004
FOR
ROBERT T. HERR
THIS FIRST AMENDMENT is adopted this 17th day of December, 2008, by and between PLUMAS BANK, a state-chartered commercial bank located in Quincy, California (the “Employer”), and ROBERT T. HERR (the “Executive”).
The Employer and the Executive executed the Split Dollar Agreement on September 15, 2004 (the “Agreement”).
The undersigned hereby amends the Agreement for the purpose of bringing the Agreement into compliance with section 409A of the Internal Revenue Code. In accordance with section III(D)(2) of IRS Notice 2007-34, such amendments shall not be considered a material modification of the Agreement under Treasury Regulations section 1.61-22(j). Therefore, the following changes shall be made:
Section 1.2 of the Agreement shall be deleted in its entirety and replaced by the following:
1.2	“Insurers” mean Lincoln National Life Insurance Company and Security Life of Denver Insurance Company.
Section 1.4 of the Agreement shall be deleted in its entirety and replaced by the following:
1.4	“Policies” mean insurance policy JP5242577, issued by Lincoln National Life Insurance Company, and policy U200002247, issued by Security Life of Denver Insurance Company.
The following Section 1.8 shall be added to the Agreement immediately following Section 1.7:
1.8
“Discount Rate” means the rate used by the plan administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the plan administrator, in its discretion, may adjust the Discount Rate in order to maintain the Discount Rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance, as recommended b the Employer’s independent auditor engaged to audit the financial statements of the Employer. The Discount Rate will be reviewed at least annually. Executive shall be notified of any such change in the Discount Rate. Executive acknowledges that a change in the Discount Rate may increase or decrease the Accrual Balance which may affect his or her benefits hereunder.

The following Article 9 shall be added to the Agreement following Section 8.8:
Article 9
Compliance with Code Section 409A
9.1
Definition of Specified Employee. For purposes of this Article 9, the term “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

9.2
Restriction on Timing of Distributions to Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 9.2 shall govern any distributions hereunder which would otherwise be made to the Executive due to a Termination of Employment. Such distributions shall not be made during the first six (6) months following Termination of Employment unless Executive dies prior to the end of the six (6) month period. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner otherwise specified herein.

9.3
Timing of Payments. Any amounts paid to the Executive pursuant to Section 3.3 prior to Termination of Employment shall be paid within two and one-half (2 1/2) months following the end of the prior year and shall be treated as short-term deferrals under Code section 409A.

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9.4
Change in Form or Timing of Distributions. All changes in the form or timing of the amounts paid to the Executive pursuant to Section 3.3 must be made by written amendment to this Agreement and must comply with the restrictions on changes to payments contained in Code section 409A and the regulations promulgated thereunder.

9.5	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code section 409A.
IN WITNESS OF THE ABOVE, the Employer and the Executive hereby consent to this First Amendment.

Executive:	PLUMAS BANK

/s/ Robert T. Herr	By:	/s/ Daniel E. West

Robert T. Herr		Title:	Chairman of the Board
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